EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2000 Stock Option and Equity Incentive Plan and 2000 Employee Stock Purchase Plan of Monolithic System Technology, Inc., of our report dated March 15, 2005, with respect to the consolidated financial statements and schedule of Monolithic System Technology, Inc., for the year ended December 31, 2004, included in its Annual Report (Form 10-K) for year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
March 13, 2006